Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form F-4 (No. 333-271081) of Fresenius Medical Care AG & Co. KGaA of our report dated February 22, 2023 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Fresenius Medical Care AG & Co. KGaA’s Annual Report on Form 20-F for the year ended December 31, 2022.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Frankfurt am Main, Germany

June 2, 2023

PricewaterhouseCoopers GmbH

Wirtschaftsprüfungsgesellschaft

/s/ Peter Kartscher	/s/ Holger Lutz